EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

January 29, 2004

Contact: Pamela N. Hootkin

V.P., Treasurer and Investor Relations

(212) 381-3507

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION

COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS OUTSTANDING 9-1/2% SENIOR SUBORDINATED NOTES DUE 2008

Phillips-Van Heusen Corporation ("PVH" or the "Company") (NYSE: PVH) announced today it has commenced an offer to purchase for cash any and all of the $150 million outstanding principal amount of its 9-1/2% Senior Subordinated Notes due 2008. In conjunction with the tender offer, PVH is soliciting consents to effect certain proposed amendments to the indenture governing the notes. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 29, 2004, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration to be paid for each validly tendered note will be equal to $1,048.75 per $1,000 principal amount of the notes, plus any accrued and unpaid interest on the notes up to, but not including, the date of payment. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of notes payable only to holders who tender their notes and validly deliver their consents prior to the expiration of the consent solicitation, and tender offer consideration of $1,018.75 per $1,000 principal amount of the notes. The consent solicitation will expire at 5:00 p.m., New York City time, on February 9, 2004, unless terminated or extended. The tender offer will expire at 12:00 midnight, New York City time, on February 26, 2004, unless terminated or extended.

Among other things, the proposed amendments to the indenture governing the notes would eliminate most of the indenture's principal restrictive covenants and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the notes outstanding. Holders who tender their notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer. Tendered notes may be withdrawn and consents may be revoked at any time prior to the expiration of the consent solicitation, but not thereafter.

The tender offer is conditioned upon, among other things, a minimum tender condition, a requisite consents condition, the consent of the required lenders under its credit facility to the purchase of the notes in the tender offer and the completion of an offering by PVH of new debt securities in the principal amount of at least $150.0 million. The new notes will not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Credit Suisse First Boston LLC is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. The depositary for the tender offer is Union Bank of California, N.A. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston, telephone number (800) 820-1653 (toll free) and (212) 538-4807 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (800) 849-5704 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new debt securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

Phillips-Van Heusen Corporation is the world's largest shirt company and one of the leading apparel and footwear companies. It markets goods under its own brands, Van Heusen, Calvin Klein, Izod, Bass and G. H. Bass & Co., and its licensed brands Geoffrey Beene, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and BCBG Max Azria.

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